UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Florida Rock Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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This filing relates to the announced acquisition of Florida Rock Industries, Inc. (“Florida Rock”) by Vulcan Materials Company (“Vulcan Materials”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, as amended on April 9, 2007, by and among Vulcan Materials, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.
Important Information
This document may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a registration statement on Form S-4 was filed with the SEC on April 12, 2007 containing a preliminary proxy statement and other documents filed by Vulcan Materials Company and Florida Rock Industries, Inc. Amendments to the registration statement on Form S-4 were filed with the SEC on June 13, 2007, July 6, 2007 and July 13, 2007. SHAREHOLDERS OF FLORIDA ROCK ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to shareholders of Florida Rock. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from www.vulcanfloridarock.com, www.vulcanmaterials.com or www.flarock.com.
Vulcan Materials, Florida Rock and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Vulcan Materials’ directors and executive officers is available in Vulcan Materials’ proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 11, 2007, and information regarding Florida Rock’s directors and executive officers is available in Florida Rock’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on December 7, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

On July 16, 2007, Florida Rock issued the following press release:
PRESS RELEASE
Contact: John D. Milton, Jr.
Executive Vice President, Treasurer & CFO
904/355-1781, Ext. 258
Florida Rock Industries Announces Impact of Lake Belt Ruling
Jacksonville, Florida: July 16, 2007 — Florida Rock Industries, Inc. (NYSE: FRK) today announced that on July 13, 2007, the United States District Court for the Southern District of Florida issued an order requiring that Florida Rock and two other mining companies cease mining operations at their Miami quarries on Tuesday, July 17, 2007. The ruling allows mining at seven other quarries to continue pending the completion of a pending study by the Army Corps of Engineers.
This ruling follows a court order issued on March 22, 2006 holding that several mining permits for the Lake Belt area in South Florida had been improperly issued. That ruling affects most of the 12 mining permits issued for this area, including the permit issued to the Company’s Miami quarry. The Court remanded the permitting process to the U.S. Army Corps of Engineers for further review and consideration.
For the nine months ended June 30, 2007, the Company sold 2,467,000 tons of aggregates from its Miami quarry, generating $28,673,000 in revenues. A significant portion of this volume is used in our concrete production facilities in Southeastern Florida, Central Florida and Jacksonville. Our Miami quarry employs 68 persons and has property, plant and equipment of approximately $74,816,000 of which $20,969,000 is land.
The Company estimates that recoverable reserves at the Miami quarry (assuming that mining is permitted to continue in the long term) are approximately 135 million tons.
The Company is preparing to appeal the Court’s ruling, while at the same time seeking re-issuance of the permit.
Management does not expect the ruling to impact the Company’s pending merger with Vulcan Materials Company.
The Company will host a conference call at 10:00 a.m. on Tuesday, July 17, 2007 to answer questions regarding this development. Analysts, shareholders and other interested persons may access the teleconference by calling 1-888-682-4386 (security code FLAROCK) or International callers dial 1-334-323-7224 (security code FLAROCK), or via the Internet through the Conference America, Inc. website at http://www.yourcall.com/real/players/frk071607.ram or via the Company’s website at http://www.flarock.com. If using the Company’s website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.
Florida Rock Industries, Inc. is one of the nation’s leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.
Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission